Exhibit 99.1

Allergan Reports Strong 2016 Finish with 7% Increase in GAAP Net Revenues to $3.9 Billion in Fourth Quarter 2016

- GAAP Q4 2016 Continuing Operations Loss Per Share of $0.31; Non-GAAP Q4 Performance Net Income Per Share, (Formerly called Adjusted Non-GAAP Earnings Per Share)*, of $3.90 -

- GAAP Q4 2016 Operating Loss from Continuing Operations of $900.0 Million; Non-GAAP Adjusted Operating Income from Continuing Operations of $1.87 Billion -

- GAAP Q4 2016 Revenue Growth Versus Prior Year Quarter of 7% Powered by Key Promoted Brands and New Product Launches -

- GAAP Full Year 2016 Net Revenues of $14.57 Billion -

- GAAP Full Year 2016 Continuing Operations Loss Per Share of $3.17; Non-GAAP Full Year 2016 Performance Net Income Per Share, (Formerly called Adjusted Non-GAAP Earnings Per Share)*, of $13.51 -

- Continued Robust R&D Productivity with Six Q4/Early Q1 FDA Approvals -

- Company Provides First Quarter and Full-Year 2017 Guidance, Reports on Progress of Social Contract  -

DUBLIN, Feb. 8, 2017 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its fourth quarter and full year 2016 continuing operations performance.

Fourth Quarter and Full-Year 2016 Continuing Operations

(unaudited; $ in millions, except per share amounts)	Q4 '16	Q4 '15	Q3 '16	Q4 '16 v Q4 '15	Q4 '16 v Q3 '16	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	2016 v 2015
Total net revenues**	$ 3,864.3	$ 3,606.9	$ 3,622.2	7.1%	6.7%	$ 14,570.6	$ 12,688.1	14.8%

Operating (Loss)	$ (900.0)	$ (569.5)	$ (266.4)	58.0%	237.8%	$ (1,825.5)	$ (3,131.0)	(41.7)%
Diluted EPS - Continuing Operations	$ (0.31)	$ (2.18)	$ (1.15)	(85.8)%	(73.0)%	$ (3.17)	$ (8.64)	(63.3)%
SG&A Expense	$ 1,276.8	$ 1,276.3	$ 1,157.2	0.0%	10.3%	$ 4,740.3	$ 4,481.5	5.8%
R&D Expense	$ 913.3	$ 430.6	$ 622.8	112.1%	46.6%	$ 2,575.7	$ 2,358.5	9.2%
Continuing Operations Tax Rate	96.4%	12.7%	29.5%	83.7%	66.9%	67.0%	35.3%	31.7%

Non-GAAP Adjusted Operating Income	$ 1,868.7	$ 1,867.3	$ 1,784.4	0.1%	4.7%	$ 7,245.3	$ 6,781.4	6.8%
Non-GAAP Performance Net Income Per Share *	$ 3.90	$ 3.36	$ 3.32	16.1%	17.5%	$ 13.51	$ 13.20	2.3%
Non-GAAP Adjusted EBITDA	$ 1,975.7	$ 1,951.8	$ 1,902.2	1.2%	3.9%	$ 7,628.7	$ 7,086.7	7.6%
Non-GAAP SG&A Expense	$ 1,067.0	$ 997.0	$ 1,006.9	7.0%	6.0%	$ 4,081.7	$ 3,324.0	22.8%
Non-GAAP R&D Expense	$ 425.9	$ 338.1	$ 386.4	26.0%	10.2%	$ 1,433.8	$ 1,116.8	28.4%
Non-GAAP Continuing Operations Tax Rate	10.4%	7.6%	8.2%	2.8%	2.2%	8.9%	7.7%	1.2%

* New nomenclature for non-GAAP earnings per share. Metrics and calculations for this measure have not changed. Refer to table 3 for additional definition of non-GAAP performance net income per share.

** Excludes the reclassification of revenues of ($43.6) million in Q4 2015 and ($23.7) million in Q3 2016 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations. Excludes the reclassification of revenues of ($80.0) million in the twelve months ended December 31, 2016 and ($157.4) million in the twelve months ended December 31, 2015 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.

Total net revenues of $3.9 billion, a seven percent increase versus the prior year quarter, were driven by strong performance from higher revenues in Facial Aesthetics, BOTOX® Therapeutic, Eye Care, LINZESS® and new product launches across therapeutic areas, partially offset by lower revenues from Namenda XR® and loss of exclusivity of ASACOL® HD. For the full year 2016, Allergan reported total net revenues of $14.57 billion, a 15 percent increase versus the prior year, driven by continued strong growth across key therapeutic areas and products, and a full year impact of acquired Allergan brands.

"2016 was a year of transformation for Allergan. We are now a branded biopharmaceutical leader, focused on delivering sustainable revenue growth, advancing our pipeline, maintaining industry leading margins and allocating capital to maximize shareholder return. In the fourth quarter of 2016, we delivered against these priorities. Our top global products and new launches powered revenue growth, including, but not limited to, BOTOX®, RESTASIS®, OZURDEX®, Fillers, LINZESS®, VRAYLAR™, VIBERZI®, KYBELLA® and Lo LOESTRIN®. Our R&D team continued to advance key programs and deliver FDA approvals for new products that change lives. And we made fast progress in our capital deployment program, enhancing short- and long-term value for our shareholders," said Brent Saunders, Chairman and CEO of Allergan.

"2017 is a pivotal year for Allergan and we are well-positioned to deliver growth through excellent execution. We have growing products and franchises, with nine product launches planned in 2017. Our Open Science pipeline is advancing innovative, high-value treatments for patients, including our six 'stars' entering or currently in phase 3 development. And our operational excellence and capital deployment initiatives will support our continued growth and enhance shareholder value," added Saunders.

"I thank our 16,000 global colleagues who continue to Be Bold. They are delivering new ideas that allow us to build strong bridges with customers, act fast, and drive results for Allergan. And they are focused on advancing innovative new treatments across our therapeutic areas that can make a profound impact on global health and patient care," added Saunders.

Fourth-Quarter 2016 Performance
GAAP operating loss from continuing operations in the fourth quarter 2016 was $900 million an increase in losses of 58.0 percent versus prior year primarily due to research and development (R&D)-related charges and impairments. Non-GAAP adjusted operating income from continuing operations in the fourth quarter of 2016 was $1.87 billion. Non-GAAP adjusted operating income was impacted by higher operating expenses.

Full Year 2016 Performance
GAAP operating loss from continuing operations for the full year 2016 was $1.8 billion, a decrease in losses of 41.7 percent versus prior year primarily due to the fact that 2015 included the impact of selling through acquired inventory, higher acquisition related stock compensation expense and higher restructuring costs all in connection with the Allergan acquisition. Non-GAAP adjusted operating income from continuing operations for the full year 2016 was $7.25 billion, an increase of 7 percent versus prior year. Cash flow from operations of approximately $1.4 billion for the full year, a decrease of 68.5 percent versus prior year, was due primarily to reduced revenues from the Global Generics business, tax payments related to the Global Generics and Anda Distribution divestitures to Teva and increased R&D investment.

Operating Expenses
Total GAAP Selling, General and Administrative (SG&A) Expense was $1.28 billion for the fourth quarter 2016 unchanged from $1.28 billion in the prior year period. Total non-GAAP SG&A Expense increased to $1.07 billion for the fourth quarter 2016 from $997 million in the prior year quarter, primarily due to additional selling and promotional expenses for key products and new product launches. GAAP R&D investment for the fourth quarter 2016 was $913 million, compared to $431 million in the fourth quarter of 2015. Non-GAAP R&D investment for the fourth quarter 2016 was $426 million, an increase of 26 percent over prior year, due to increased costs associated with clinical programs which were weighted toward the back-half of 2016.

Amortization, Tax and Capitalization
Amortization expense from continuing operations for the fourth quarter 2016 was $1.64 billion, compared to $1.58 billion in the fourth quarter of 2015. The Company's GAAP continuing operations tax rate was 96.4 percent in the fourth quarter 2016. The Company's non-GAAP adjusted continuing operations tax rate was 10.4 percent in the fourth quarter 2016. As of December 31, 2016, Allergan had cash and marketable securities of $13.2 billion and outstanding indebtedness of $32.8 billion.

Discontinued Operations and Continuing Operations
As a result of the divestiture of the Company's Anda Distribution business to Teva on October 3, 2016, financial results of this business are being reported as discontinued operations in the condensed consolidated statements of operations up through the date of divestiture. Included in segment revenues are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party branded products distributed by Anda Distribution.

Fourth Quarter 2016 Business Segment Results

US Specialized Therapeutics
Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2016	2015 (1)

Eye Care	$ 660.1	$ 618.1
Total Medical Aesthetics	440.3	383.6
Facial Aesthetics	333.0	269.9
Plastic Surgery	57.3	64.9
Skin Care	50.0	48.8
Medical Dermatology	114.3	106.5
Neuroscience & Urology	342.5	301.7
Other Revenues	13.7	10.3
Net revenues	$ 1,570.9	$ 1,420.2
Operating expenses:
Cost of sales(2)	75.9	75.6
Selling and marketing	292.2	247.8
General and administrative	47.8	22.2
Segment contribution	$ 1,155.0	$ 1,074.6
Segment margin	73.5%	75.7%
Segment gross margin(3)	95.2%	94.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues grew 11 percent driven by growth in Eye Care, Facial Aesthetics and Neuroscience & Urology.

Eye Care

  Allergan's Eye Care franchise experienced strong results versus prior year.
    RESTASIS® net revenues of $393.1 million in the fourth quarter of 2016, up 13 percent driven by demand and pricing.
    The Glaucoma franchise experienced a modest decline, with ALPHAGAN®/COMBIGAN® net revenues in the fourth quarter of 2016 of  $102.3 million, up 2 percent versus prior year quarter offset by LUMIGAN® net revenues declining 9 percent driven primarily by trade buying patterns.
    OZURDEX® net revenues in the fourth quarter of 2016 were strong at $22.6 million, up 18 percent versus prior year quarter driven by continued strong demand from the diabetic macular edema indication.

Medical Aesthetics

  The Facial Aesthetics franchise continues to deliver strong double-digit growth.
    BOTOX® Cosmetic net revenues in the fourth quarter of 2016 were $199.4 million, up 18 percent versus prior year quarter reflecting continued strong volume growth.
    Fillers net revenues in the fourth quarter of 2016 were $121.6 million, up 25 percent versus prior year quarter driven by continued strong demand for Voluma and market share gains following the launch of Volbella.
    KYBELLA® net revenues in the fourth quarter of 2016 were $12 million. Demand and consumer interest is increasing following DTC launch in mid-August.
  Plastic Surgery
    Breast implant net revenues in the fourth quarter of 2016 were $56.8 million, a decline of 9 percent, in-line with overall market declines.
  Skin Care
    SkinMedica® net revenues in the fourth quarter of 2016 were $26.8 million, up 7 percent versus prior year quarter driven primarily by the launch of HA5.

Medical Dermatology

  ACZONE® net revenues in the fourth quarter of 2016 were $61.2 million, up 8 percent versus prior year quarter driven by continued strong demand following the launch of ACZONE 7.5%.
  TAZORAC® net revenues in the fourth quarter of 2016 remained stable at $27.5 million.

Neurosciences & Urology

  BOTOX® Therapeutic revenues in the fourth quarter of 2016 were $313.5 million, up 14 percent versus prior year quarter driven by continued strong demand across chronic migraine, overactive bladder and adult spasticity indications.
  RAPAFLO® revenues in the fourth quarter of 2016 were $29.0 million, up 5 percent versus prior year quarter.

U.S. Specialized Therapeutics gross margin for the fourth quarter of 2016 was 95.2 percent. SG&A expenses in the segment in the fourth quarter 2016 were $340 million. Selling and marketing expenses increased $44 million versus prior year primarily attributed to sales force expansion and new product promotion. General and administrative expenses increased $26 million at the segment level due to the Company's new operating management structure that began in 2016 where more costs support the operating segments versus corporate functions. Segment contribution for the fourth quarter 2016 remained strong at $1.2 billion versus the prior year period of $1.1 billion.

US General Medicine
Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2016	2015 (1)

Central Nervous System	$ 339.0	$ 356.0
Gastrointestinal	444.0	436.9
Women's Health	314.5	281.3
Anti-Infectives	58.0	50.5
Diversified Brands	327.8	381.5
Other Revenues	49.7	28.5
Net revenues	$ 1,533.0	$ 1,534.7
Operating expenses:
Cost of sales(2)	230.2	235.5
Selling and marketing	282.9	277.6
General and administrative	46.7	16.5
Segment contribution	$ 973.2	$ 1,005.1
Segment margin	63.5%	65.5%
Segment gross margin(3)	85.0%	84.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues in the fourth quarter 2016 remained stable compared to the prior year quarter, impacted by a decline in Central Nervous System and Diversified Brands revenues, offset primarily by strong growth in Women's Health products and a stable Gastrointestinal franchise.

Central Nervous System

  Allergan CNS franchise revenues of $339 million decreased $17 million from the prior year quarter as a result of lower revenues of NAMENDA XR® offset by continued growth from VRAYLAR™.
  NAMZARIC® net revenues in the fourth quarter of 2016 increased to $19.5 million from $7.9 million in the prior year quarter following the approval in July of an expanded label with new dosages for the product allowing patients to begin combination therapy on NAMZARIC®.
  NAMENDA XR® net revenues in the fourth quarter of 2016 were $141.1 million, down 26 percent versus prior year quarter driven primarily by lower demand as a result of a reduction in promotional support and higher rebates and discounts.
  VRAYLAR™ net revenues in the fourth quarter of 2016 were strong at $43.2 million, reflecting its rapid acceptance in its first year post-launch.
  VIIBRYD®/FETZIMA® continue to perform well with net revenues in the fourth quarter of 2016 of $89.7 million, up 8 percent versus prior year quarter.
  SAPHRIS® net revenues were $43.2 million, down 18 percent versus prior year quarter impacted by higher discount rates for Medicaid as a result of pediatric approval and moderately lower demand following a reduction in promotional support.

Gastrointestinal

  LINZESS® net revenues in the fourth quarter of 2016 were $173.6 million, up 34 percent versus prior year quarter driven primarily by strong demand and continued OTC conversion.
  VIBERZI® net revenues in the fourth quarter of 2016 were $38 million, driven by continued uptake by gastroenterologists and primary care physicians.
  ASACOL®/DELZICOL® net revenues in the fourth quarter of 2016 were $62.9 million, a reduction of 57%, impacted by generic product entry for ASACOL® HD.

Women's Health

  Lo LOESTRIN® net revenues in the fourth quarter of 2016 were $107.5 million, up 13 percent versus prior year quarter. Lo LOESTRIN® remains the number one prescribed branded oral contraceptive.
  ESTRACE® Cream net revenues in the fourth quarter were $103.0 million and MINASTRIN® 24 net revenues in the fourth quarter of 2016 were $78.4 million.
  LILETTA® net revenues in the fourth quarter of 2016 were $8.3 million following launch of the single-hand inserter in September 2016.

Anti-Infectives

  TEFLARO® and DALVANCE® net revenues in the fourth quarter of 2016 were $31.7 million and $12.6 million, respectively.
  AVYCAZ® net revenues in the fourth quarter of 2016 were $9.2 million reflecting a temporary reduction in supply, with supply resuming in the latter part of the fourth quarter.

Diversified Brands and Other Products

  Diversified Brands net revenues in the fourth quarter of 2016 were $327.8 million, impacted by genericization of ENABLEX®.
  Within Diversified Brands, BYSTOLIC®/BYVALSON® net revenues in the fourth quarter of 2016 were $159.8 million, a decline of 5 percent versus prior year quarter when the product experienced higher revenues following inventory re-stocking of the 20 mg dose. BYSTOLIC® continues to remain the flagship product of Allergan's primary care sales force.

U.S. General Medicine gross margin for the fourth quarter of 2016 remained stable at 85.0 percent. SG&A expenses in the segment were $329.6 million in the fourth quarter of 2016. General and administrative expenses increased $30 million at the segment level due to the Company's new operating management structure that began in 2016 where more costs are directly supporting the operating segments versus corporate functions. Segment contribution for the fourth quarter 2016 was $973.2 million.

International
Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2016	2015

Eye Care	$ 315.0	$ 295.0
Total Medical Aesthetics	284.6	246.4
Facial Aesthetics	244.0	203.4
Plastic Surgery	37.8	40.0
Skin Care	2.8	3.0
Botox Therapeutics and Other	138.3	132.2
Other Revenues	15.3	17.3
Net revenues	$ 753.2	$ 690.9
Operating expenses:
Cost of sales(1)	108.9	107.1
Selling and marketing	205.5	175.0
General and administrative	30.7	31.9
Segment contribution	$ 408.1	$ 376.9
Segment margin	54.2%	54.6%
Segment gross margin (2)	85.5%	84.5%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International net revenues excluding foreign exchange impact increased 11 percent year over year, driven by growth in Facial Aesthetics and Eye Care.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic revenues in the fourth quarter of 2016 were $127.1 million, up 12 percent excluding foreign exchange driven by continued growth mainly in Asia Pacific (APAC) and Turkey, Middle East and Africa (TMEA).
    Fillers revenues in the fourth quarter of 2016 was $116.2 million, up 34 percent excluding foreign exchange reflecting continued strong performance across most regions.
  Plastic Surgery
    Breast implant revenues in the fourth quarter of 2016 decreased 6 percent excluding foreign exchange to $37.4 million.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® revenues in the fourth quarter of 2016 were $92.5 million, a 2 percent increase excluding foreign exchange versus prior year, and $42.0 million, a 10 percent increase excluding foreign exchange versus prior year, respectively, reflecting solid performance across Allergan's glaucoma product franchise.
  OZURDEX® revenues in the fourth quarter of 2016 were $48.8 million, up 27 percent excluding foreign exchange reflecting strong demand across all regions.
  OPTIVE® revenues in the fourth quarter of 2016 were $26.2 million, up 5 percent excluding foreign exchange versus prior year quarter.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic revenues in the fourth quarter of 2016 were $83.0 million, up 12 percent excluding foreign exchange reflecting continued volume growth across all regions.
  ASACOL®/DELZICOL® revenues in the fourth quarter of 2016 were $13.2 million, reflecting continued decline.

International gross margin for the fourth quarter of 2016 was 85.5 percent. SG&A expenses in the segment were $236 million in the fourth quarter of 2016, an increase of 16 percent excluding foreign exchange versus prior year, primarily due to investments in key brands and market expansion. Segment contribution was $408.1 million.

Corporate Function
Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

Pipeline Update
Allergan R&D continues to build and deliver on its pipeline. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  Allergan announced that it received approval from the U.S. Food and Drug Administration (FDA) for the XEN® Glaucoma Treatment System (consisting of the XEN45 Gel Stent and the XEN Injector) for use in the U.S.
  Allergan announced that it received FDA approval to market NATRELLE INSPIRA® SoftTouch breast implants, offering women undergoing breast reconstruction, augmentation or revision surgery a new medium firmness gel, or cohesive, implant option.
  Allergan announced that it received FDA approval for RESTASIS MULTIDOSE™ (Cyclosporine Ophthalmic Emulsion) 0.05%, a preservative-free, multi-dose bottle offering the same preservative-free formulation of RESTASIS since the product's launch in 2003.
  Allergan announced that it received FDA approval for RHOFADE™ cream for the topical treatment of persistent facial erythema (redness) associated with rosacea in adults.
  Allergan and Ironwood Pharmaceuticals announced the FDA approval of a 72 mcg dose of LINZESS® (linaclotide) for the treatment of chronic idiopathic constipation (CIC) in adult patients.
  Allergan announced that the FDA approved the Company's supplemental New Drug Application (sNDA) to update the label for AVYCAZ® (ceftazidime and avibactam) with clinical data from two Phase 3 trials supporting the indication to treat patients with complicated urinary tract infections (cUTI), including pyelonephritis, caused by designated susceptible Gram-negative microorganisms.
  Allergan announced the launch of TAYTULLA™ (norethindrone acetate and ethinyl estradiol capsules and ferrous fumarate capsules), 1mg/20mcg, the first and only oral contraceptive in a softgel capsule for the prevention of pregnancy.
  Allergan announced the U.S. launch of JUVÉDERM VOLBELLA® XC for use in the lips for lip augmentation and for correction of perioral rhytids in adults over the age of 21.

Regulatory Milestones & Clinical Updates

  Allergan and Ironwood announced positive data from two Phase IIb clinical trials evaluating the investigational linaclotide in colonic release formulations in adult patients with irritable bowel syndrome with constipation (IBS-C).
  Allergan and Gedeon Richter announced positive results from Venus II, the second of two pivotal phase III clinical trials evaluating the efficacy and safety of ulipristal acetate in women with abnormal bleeding due to uterine fibroids.  A new drug application filing for ulipristal acetate is planned for the second half of 2017.
  Allergan and Medicines360 announced that the FDA accepted for filing the companies' supplemental New Drug Application (sNDA) to potentially extend the duration of use for the prevention of pregnancy from up to three years to up to four years for LILETTA® (levonorgestrel-releasing intrauterine system) 52 mg.

Update on Allergan's Social Contract and U.S. Drug Pricing Actions

In September 2016, Allergan introduced its Social Contract with Patients. Allergan committed to limit price increases on its products to once per year, and to only increase the list price of a product by single-digits with the expectation that net price increases would be in the low to mid- single digit range after discounts and rebates.

For the full-year 2016, Allergan's net price increases on its U.S. products averaged 4.8 percent (list price increases averaged 8.1 percent).

Effective January 2017, Allergan increased the price of certain U.S. branded products. These changes are consistent with Allergan's Social Contract. The average list price increase was 6.7%. No single product list price has increased more than single digits and the net increase for these products is expected to be in the low single digits (2-3%) after discounts and rebates. This will be the only increase in 2017 for these branded products.

"We have taken bold actions to address issues impacting our industry and society. We are committed to our Social Contract with Patients, and our recent pricing actions are aligned with its principles. In November, we announced enhancements to our Patient Assistance Program (PAP) that position Allergan among industry leaders in providing free medicines for those who cannot afford our treatments. These commitments are important to the long-term stability of our Company, but most importantly, they help the people who count on us to find and provide treatments for their most pressing medical needs," said Saunders.

First Quarter and Full Year 2017 Continuing Operations Guidance
Allergan's full year 2017 estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Specialized Therapeutics, U.S. General Medicine and International.

The following guidance includes the following assumptions:

  Full-Year 2017:
    Contribution of LifeCell as of February 1, 2017
    NAMENDA XR® generic launch in the fourth quarter of 2017
    RESTASIS® remains stable
    ~$100 million of foreign exchange impact
    R&D Expense similar split across quarters
    Non-GAAP Net Interest Expense weighted toward back-half of 2017
    Share count reflects current progress on Accelerated Share Repurchase Program settlement – higher share count in the first half of 2017
  First Quarter 2017:
    Revenue estimate reflects normal seasonality, the addition of two months of LifeCell revenues and a change in U.S. wholesale buying patterns.

	GAAP	NON-GAAP
Full Year 2017
Total Net Revenues	$15,500 - $15,800 million	$15,500 - $15,800 million
Gross Margin (as a % of revenues)	~84.5% - 85.5%	~86-87%
SG&A Expense	~$4.4 - $4.5 billion	~$4.3-$4.4 billion
R&D Expense	~$1.8 - $1.9 billion	~$1.45 - $1.55 billion
Net Interest Expense/Other Income	~$1.050 billion	~$1.075 billion
Tax Rate	~75%	~13.5%
Net Income / (Loss) Per Share[1]	$(1.80) - $(1.30)	$15.80 - $16.30
Average 2017 Share Count[2]	~333 million shares	~356 million shares

First Quarter 2017
Total Net Revenues	~$3,500 million	~$3,500 million

1 GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately $6.9 billion including the preliminary assumptions around acquired LifeCell intangible assets, IPR&D impairments and asset sales and impairments, net of $60 million and dividends on preferred shares of approximately $278 million. Non-GAAP represents performance net income per share.

2 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

Fourth Quarter and Full Year 2016 Conference Call and Webcast Details
Allergan will host a conference call and webcast today, February 8, 2017, at 8:30 a.m. Eastern Time to discuss its fourth quarter 2016 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (716) 803-8252, and the conference ID is 50941900. To access the live webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 PM Eastern Time on April 8, 2017. The replay may be accessed by dialing (855) 859-2056 and entering conference ID 50941900. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID. To access the webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com. A replay of the webcast will also be available.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global biopharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company's R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 65+ mid-to-late stage pipeline programs in development.

Our Company's success is powered by our more than 16,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Website addresses are included only as inactive textual references and are not intended to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute part of this release.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

This document contains non-GAAP adjusted financial measures. The Appendix hereto presents reconciliations of certain non-GAAP adjusted financial measures to the most directly comparable GAAP measures.

The non-GAAP adjusted measures include non-GAAP performance net income, non-GAAP performance net income per share, adjusted EBITDA and non-GAAP adjusted operating income.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance, make day to day operating decisions, prepare internal forecasts, communicate external forward looking guidance to investors, compensate management and allocate the Company's resources. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP adjusted financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP adjusted financial measures may not be comparable to similar non-GAAP measures used by other companies. We caution investors not to place undue reliance on such non-GAAP adjusted measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP adjusted financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

The following table presents Allergan plc's Condensed Consolidated Statement of Operations for the three and twelve months ended December 31, 2016 and 2015; select cash flow line items for Allergan plc for the three and twelve months ended December 31, 2016 and 2015 and select balance sheet line items for Allergan plc as of December 31, 2016 and 2015:

				Table 1
The following presents Allergan plc's statement of operations for the three and twelve months ended December 31, 2016 and 2015:

ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenues	$ 3,864.3	$ 3,606.9	$ 14,570.6	$ 12,688.1

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	479.7	601.8	1,860.8	2,751.8
Research and development	913.3	430.6	2,575.7	2,358.5
Selling, general and administrative	1,276.8	1,276.3	4,740.3	4,481.5
Amortization	1,638.5	1,584.8	6,470.4	5,443.7
In-process research and development impairments	427.0	14.0	743.9	511.6
Asset sales and impairments, net	29.0	268.9	5.0	272.0
Total operating expenses	4,764.3	4,176.4	16,396.1	15,819.1
Operating (loss)	(900.0)	(569.5)	(1,825.5)	(3,131.0)

Non-operating income (expense):
Interest income	46.4	3.0	69.9	10.6
Interest (expense)	(292.7)	(341.3)	(1,295.6)	(1,193.3)
Other income (expense), net	35.0	4.3	219.2	(233.8)
Total other income (expense), net	(211.3)	(334.0)	(1,006.5)	(1,416.5)
(Loss) before income taxes and noncontrolling interest	(1,111.3)	(903.5)	(2,832.0)	(4,547.5)
(Benefit) for income taxes	(1,071.2)	(114.9)	(1,897.0)	(1,605.9)
Net (loss) from continuing operations, net of tax	(40.1)	(788.6)	(935.0)	(2,941.6)
Income from discontinued operations, net of tax	41.3	159.3	15,914.5	6,861.0
Net income / (loss)	1.2	(629.3)	14,979.5	3,919.4
(Income) attributable to noncontrolling interest	(1.8)	(1.6)	(6.1)	(4.2)
Net (loss) / income attributable to shareholders	(0.6)	(630.9)	14,973.4	3,915.2
Dividends on preferred shares	69.6	69.6	278.4	232.0
Net (loss) / income attributable to ordinary shareholders	$ (70.2)	$ (700.5)	$ 14,695.0	$ 3,683.2

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$ (0.31)	$ (2.18)	$ (3.17)	$ (8.64)
Discontinued operations	0.11	0.40	41.35	18.65
Net income per share -- basic	$ (0.20)	$ (1.78)	$ 38.18	$ 10.01
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$ (0.31)	$ (2.18)	$ (3.17)	$ (8.64)
Discontinued operations	0.11	0.40	41.35	18.65
Net income per share -- diluted	$ (0.20)	$ (1.78)	$ 38.18	$ 10.01

Weighted average shares outstanding:
Basic	356.8	394.2	384.9	367.8
Diluted	356.8	394.2	384.9	367.8

The following presents select cash flow line items for Allergan plc for the three and twelve months ended December 31, 2016 and 2015:

ALLERGAN PLC
SELECT CASH FLOW ITEMS
(Unaudited; in billions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash flows from operating activities	$ (0.1)	$ 1.6	$ 1.4	$ 4.5
Cash flows from investing activities	6.7	(2.4)	24.3	(37.1)
Cash flows from financing activities	(12.5)	(0.1)	(25.1)	33.4
Effect of currency exchange rate changes on cash and cash equivalents	-	-	-	-
Net (decrease) / increase in cash and cash equivalents	(5.9)	(0.9)	0.6	0.8
Cash and cash equivalents at beginning of period	7.6	2.0	1.1	0.3
Cash and cash equivalents at end of period	$ 1.7	$ 1.1	$ 1.7	$ 1.1

The following presents select balance sheet line items for Allergan plc as of December 31, 2016 and 2015:

ALLERGAN PLC
SELECT BALANCE SHEET LINE ITEMS
(Unaudited; in millions)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$ 1,724.0	$ 1,096.0
Marketable securities	11,501.5	9.3

Liabilities & Equity
Current and long-term debt and capital leases	32,768.7	42,530.4
Total equity	76,200.5	76,589.3

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S. and International for the three and twelve months ended December 31, 2016 and 2015:

												Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	Global Change	Global Change Percentage

Botox®	$ 529.2	$ -	$ 210.1	$ -	$ 739.3	$ 460.0	$ -	$ 191.0	$ -	$ 651.0	$ 88.3	13.6%
Restasis®	393.1	-	18.3	-	411.4	348.2	-	16.4	-	364.6	46.8	12.8%
Fillers	121.6	-	116.2	-	237.8	97.7	-	88.0	-	185.7	52.1	28.1%
Lumigan®/Ganfort®	86.0	-	92.5	-	178.5	94.8	-	93.7	-	188.5	(10.0)	(5.3)%
Linzess®/Constella®	-	173.6	4.6	-	178.2	-	129.7	1.6	-	131.3	46.9	35.7%
Bystolic® /Byvalson®	-	159.8	0.4	-	160.2	-	168.7	0.5	-	169.2	(9.0)	(5.3)%
Alphagan®/Combigan®	102.3	-	42.0	-	144.3	100.1	-	38.7	-	138.8	5.5	4.0%
Namenda XR®	-	141.1	-	-	141.1	-	189.5	-	-	189.5	(48.4)	(25.5)%
Eye Drops	46.4	-	69.3	-	115.7	45.2	-	69.2	-	114.4	1.3	1.1%
Lo Loestrin®	-	107.5	-	-	107.5	-	94.8	1.5	-	96.3	11.2	11.6%
Estrace® Cream	-	103.0	-	-	103.0	-	96.8	-	-	96.8	6.2	6.4%
Breast Implants	56.8	-	37.4	-	94.2	62.2	-	39.9	-	102.1	(7.9)	(7.7)%
Viibryd®/Fetzima®	-	89.7	-	-	89.7	-	82.8	-	-	82.8	6.9	8.3%
Minastrin® 24	-	78.4	-	-	78.4	-	77.1	-	-	77.1	1.3	1.7%
Asacol®/Delzicol®	-	62.9	13.2	-	76.1	-	145.1	17.7	-	162.8	(86.7)	(53.3)%
Ozurdex ®	22.6	-	48.8	-	71.4	19.2	-	39.6	-	58.8	12.6	21.4%
Carafate ® /Sulcrate ®	-	61.3	0.7	-	62.0	-	59.7	-	-	59.7	2.3	3.9%
Aczone®	61.2	-	-	-	61.2	56.5	-	-	-	56.5	4.7	8.3%
Zenpep®	-	55.6	-	-	55.6	-	45.9	-	-	45.9	9.7	21.1%
Canasa®/Salofalk®	-	43.7	4.7	-	48.4	-	34.9	5.2	-	40.1	8.3	20.7%
Armour Thyroid	-	44.7	-	-	44.7	-	41.9	-	-	41.9	2.8	6.7%
Vraylar™	-	43.2	-	-	43.2	-	-	-	-	-	43.2	n.a.
Saphris®	-	43.2	-	-	43.2	-	52.4	-	-	52.4	(9.2)	(17.6)%
Viberzi®	-	38.0	-	-	38.0	-	12.3	-	-	12.3	25.7	n.m.
Teflaro®	-	31.7	-	-	31.7	-	32.3	-	-	32.3	(0.6)	(1.9)%
Rapaflo®	29.0	-	1.6	-	30.6	27.7	-	4.0	-	31.7	(1.1)	(3.5)%
Savella®	-	29.1	-	-	29.1	-	25.8	-	-	25.8	3.3	12.8%
Tazorac®	27.5	-	0.2	-	27.7	26.6	-	0.4	-	27.0	0.7	2.6%
SkinMedica®	26.8	-	-	-	26.8	25.0	-	-	-	25.0	1.8	7.2%
Latisse®	23.2	-	2.3	-	25.5	23.8	-	2.2	-	26.0	(0.5)	(1.9)%
Namzaric®	-	19.5	-	-	19.5	-	7.9	-	-	7.9	11.6	146.8%
Lexapro®	-	15.8	-	-	15.8	-	18.0	-	-	18.0	(2.2)	(12.2)%
Kybella® /Belkyra®	12.0	-	0.7	-	12.7	3.2	-	-	-	3.2	9.5	n.m.
Dalvance®	-	12.6	-	-	12.6	-	5.5	-	-	5.5	7.1	129.1%
Avycaz®	-	9.2	-	-	9.2	-	9.7	-	-	9.7	(0.5)	(5.2)%
Liletta®	-	8.3	-	-	8.3	-	4.1	-	-	4.1	4.2	102.4%
Enablex®	-	2.4	-	-	2.4	-	17.7	-	-	17.7	(15.3)	(86.4)%
Namenda® IR	-	2.3	-	-	2.3	-	23.4	-	-	23.4	(21.1)	(90.2)%
Other	33.2	156.4	90.2	7.2	287.0	30.0	158.7	81.3	4.7	274.7	12.3	4.5%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(43.6)	(43.6)	43.6	n.a.
Total Net Revenues	$ 1,570.9	$ 1,533.0	$ 753.2	$ 7.2	3,864.3	$ 1,420.2	$ 1,534.7	$ 690.9	$ (38.9)	3,606.9	$ 257.4	7.1%

	Year Ended December 31, 2016					Year Ended December 31, 2015					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	Global Change	Global Change Percentage

Botox®	$ 1,983.2	$ -	$ 803.0	$ -	$ 2,786.2	$ 1,386.4	$ -	$ 584.4	$ -	$ 1,970.8	$ 815.4	41.4%
Restasis®	1,419.5	-	68.0	-	1,487.5	999.6	-	48.2	-	1,047.8	439.7	42.0%
Fillers	446.9	-	420.4	-	867.3	304.4	-	269.5	-	573.9	293.4	51.1%
Lumigan®/Ganfort®	326.4	-	361.7	-	688.1	260.7	-	283.4	-	544.1	144.0	26.5%
Linzess®/Constella®	-	625.6	17.3	-	642.9	-	454.8	4.5	-	459.3	183.6	40.0%
Bystolic® /Byvalson®	-	638.8	1.7	-	640.5	-	644.8	1.3	-	646.1	(5.6)	(0.9)%
Namenda XR®	-	627.6	-	-	627.6	-	759.3	-	-	759.3	(131.7)	(17.3)%
Alphagan®/Combigan®	376.6	-	169.3	-	545.9	285.0	-	126.1	-	411.1	134.8	32.8%
Eye Drops	186.5	-	276.2	-	462.7	177.0	-	220.6	-	397.6	65.1	16.4%
Asacol®/Delzicol®	-	360.8	53.7	-	414.5	-	552.9	65.5	-	618.4	(203.9)	(33.0)%
Lo Loestrin®	-	403.5	-	-	403.5	-	346.5	3.1	-	349.6	53.9	15.4%
Estrace® Cream	-	379.4	-	-	379.4	-	326.2	-	-	326.2	53.2	16.3%
Breast Implants	206.0	-	149.9	-	355.9	175.0	-	125.5	-	300.5	55.4	18.4%
Viibryd®/Fetzima®	-	342.3	-	-	342.3	-	327.6	-	-	327.6	14.7	4.5%
Minastrin® 24	-	325.9	1.4	-	327.3	-	272.4	0.6	-	273.0	54.3	19.9%
Ozurdex ®	84.4	-	179.0	-	263.4	56.1	-	112.3	-	168.4	95.0	56.4%
Carafate ® /Sulcrate ®	-	229.0	2.4	-	231.4	-	213.1	-	-	213.1	18.3	8.6%
Aczone®	217.3	-	-	-	217.3	170.8	-	-	-	170.8	46.5	27.2%
Zenpep®	-	200.7	-	-	200.7	-	167.4	-	-	167.4	33.3	19.9%
Canasa®/Salofalk®	-	178.7	17.7	-	196.4	-	137.1	18.5	-	155.6	40.8	26.2%
Saphris®	-	166.8	-	-	166.8	-	186.7	-	-	186.7	(19.9)	(10.7)%
Armour Thyroid	-	166.5	-	-	166.5	-	130.8	-	-	130.8	35.7	27.3%
Teflaro®	-	133.6	-	-	133.6	-	137.6	-	-	137.6	(4.0)	(2.9)%
Rapaflo®	116.6	-	5.8	-	122.4	115.2	-	10.9	-	126.1	(3.7)	(2.9)%
SkinMedica®	108.3	-	-	-	108.3	76.6	-	-	-	76.6	31.7	41.4%
Savella®	-	103.2	-	-	103.2	-	106.4	-	-	106.4	(3.2)	(3.0)%
Tazorac®	95.5	-	0.8	-	96.3	92.3	-	1.4	-	93.7	2.6	2.8%
Vraylar™	-	94.3	-	-	94.3	-	-	-	-	-	94.3	n.a.
Viberzi®	-	93.3	-	-	93.3	-	12.3	-	-	12.3	81.0	n.m.
Latisse®	77.9	-	8.5	-	86.4	63.2	-	10.0	-	73.2	13.2	18.0%
Lexapro®	-	66.6	-	-	66.6	-	71.6	-	-	71.6	(5.0)	(7.0)%
Namzaric®	-	57.5	-	-	57.5	-	11.2	-	-	11.2	46.3	n.m.
Kybella® /Belkyra®	50.2	-	2.3	-	52.5	3.2	-	-	-	3.2	49.3	n.m.
Dalvance®	-	39.3	-	-	39.3	-	16.8	-	-	16.8	22.5	133.9%
Avycaz®	-	36.1	-	-	36.1	-	22.6	-	-	22.6	13.5	59.7%
Liletta®	-	23.3	-	-	23.3	-	14.8	-	-	14.8	8.5	57.4%
Enablex®	-	17.1	-	-	17.1	-	69.2	-	-	69.2	(52.1)	(75.3)%
Namenda® IR	-	15.1	-	-	15.1	-	556.3	-	-	556.3	(541.2)	(97.3)%
Other	116.4	598.9	342.2	33.7	1,091.2	144.3	800.0	301.5	10.0	1,255.8	(164.6)	(13.1)%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	(80.0)	(80.0)	n.a.	n.a.	n.a.	(157.4)	(157.4)	77.4	(49.2)%
Total Net Revenues	$ 5,811.7	$ 5,923.9	$ 2,881.3	$ (46.3)	14,570.6	$ 4,309.8	$ 6,338.4	$ 2,187.3	$ (147.4)	12,688.1	$ 1,882.5	14.8%

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that Non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization related to our intangible assets as of December 31, 2016 and 2015 was $14.6 billion and $8.3 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and twelve months ended December 31, 2016 and 2015:

										Table 3
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended December 31, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,864.3	$ 479.7	$ 913.3	$ 836.8	$ 440.0	$ 1,638.5	$ 456.0	$ (246.3)	$ 35.0	$ (1,071.2)

Expenditures incurred with the Pfizer transaction	-	(1.3)	(2.7)	(31.5)	(4.9)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.7)	(22.0)	(10.1)	(44.8)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.4)	(4.6)	(11.8)	(8.6)	-	-	-	-	-
Integration charges of acquired businesses	-	(5.3)	(2.4)	(1.2)	(54.3)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Brazikumab	-	-	(250.0)	-	-	-	-	-	-	-
Chase Pharmaceuticals	-	-	(122.9)	-	-	-	-	-	-	-
Motus	-	-	(199.5)	-	-	-	-	-	-	-
UroGen license agreement	-	-	(17.5)	-	-	-	-	-	-	-
Other	-	-	(2.7)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	30.8	136.9	-	(24.2)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	9.5	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.4)	-	-
Abandonment and decrease in realization of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(348.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Vitae acquisition	-	-	-	-	-	-	(46.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the ForSight acquisition	-	-	-	-	-	-	(33.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(29.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(17.3)	-	-	-	-	-
Other adjustments	-	-	-	-	(10.6)	(1,638.5)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	869.9
Discrete income tax events	-	-	-	-	-	-	-	-	-	372.3

Non-GAAP Adjusted	$ 3,864.3	$ 501.8	$ 425.9	$ 782.2	$ 284.8	$ -	$ -	$ (256.7)	$ 35.0	$ 171.0

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended December 31, 2015
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,606.9	$ 601.8	$ 430.6	$ 747.9	$ 528.4	$ 1,584.8	$ 282.9	$ (338.3)	$ 4.3	$ (114.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(173.7)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	-	-	-	(3.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(9.4)	(31.9)	(30.1)	(60.3)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(2.3)	(6.5)	(1.8)	(6.7)	-	-	-	-	-
Acceleration of select incentive awards	-	-	-	-	(47.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(1.9)	2.1	(15.0)	(93.7)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Mimetogen	-	-	(50.0)	-	-	-	-	-	-	-
Other	-	-	(3.1)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(5.4)	(3.0)	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(10.7)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(19.5)	-	-
Abandonment of a surgical product line acquired in the Allergan acquisition	-	-	-	-	-	-	(229.6)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(53.3)	-	-	-
Litigation settlement related charges	-	-	-	-	(10.6)	-	-	-	-	-
Other adjustments	-	(0.1)	(0.1)	-	0.5	(1,584.8)	-	-	1.8	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	310.7
Discrete income tax events	-	-	-	-	-	-	-	-	-	(81.4)

Non-GAAP Adjusted	$ 3,606.9	$ 409.0	$ 338.1	$ 701.0	$ 296.0	$ -	$ -	$ (357.8)	$ 6.1	$ 114.4

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Twelve Months Ended December 31, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 14,570.6	$ 1,860.8	$ 2,575.7	$ 3,266.4	$ 1,473.9	$ 6,470.4	$ 748.9	$ (1,225.7)	$ 219.2	$ (1,897.0)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(4.8)	(8.4)	(57.7)	(62.4)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(8.1)	(53.8)	(65.4)	(80.5)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(4.0)	(11.3)	(19.8)	(26.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(14.2)	1.0	(4.9)	(180.8)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Anterios	-	-	(89.2)	-	-	-	-	-	-	-
Retrosense	-	-	(59.7)	-	-	-	-	-	-	-
Akarna	-	-	(48.2)	-	-	-	-	-	-	-
Brazikumab	-	-	(250.0)	-	-	-	-	-	-	-
Chase Pharmaceuticals	-	-	(122.9)	-	-	-	-	-	-	-
Motus	-	-	(199.5)	-	-	-	-	-	-	-
UroGen license agreement	-	-	(17.5)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Heptares	-	-	(125.0)	-	-	-	-	-	-	-
Other adjustments	-	-	(36.9)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	17.4	71.1	-	(24.3)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(8.9)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(51.0)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(592.9)	-	-	-
Decrease in realization of certain R&D projects acquired in the Vitae acquisition	-	-	-	-	-	-	(46.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the ForSight acquisition	-	-	-	-	-	-	(33.0)	-	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(11.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(117.3)	-	-	-	-	-
Other adjustments	-	-	(5.8)	(0.1)	(10.1)	(6,470.4)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	2,132.2
Discrete income tax events	-	-	-	-	-	-	-	-	-	300.0

Non-GAAP Adjusted	$ 14,570.6	$ 1,804.7	$ 1,433.8	$ 3,118.5	$ 963.2	$ -	$ -	$ (1,276.7)	$ 69.2	$ 535.2

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Twelve Months Ended December 31, 2015
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 12,688.1	$ 2,751.8	$ 2,358.5	$ 2,765.1	$ 1,716.4	$ 5,443.7	$ 783.6	$ (1,182.7)	$ (233.8)	$ (1,605.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(1,151.4)	-	-	-	-	-	-	-	-
Unsalable inventory resulting from the sale of the Company's Respiratory Business	-	(35.3)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	-	-	-	(3.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(28.6)	(150.9)	(130.3)	(322.4)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(13.8)	(81.8)	(81.4)	(131.4)	-	-	-	-	-
Acceleration of select incentive awards	-	-	-	-	(47.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(3.9)	(21.1)	(15.5)	(334.7)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Mimetogen	-	-	(50.0)	-	-	-	-	-	-	-
Naurex	-	-	(571.7)	-	-	-	-	-	-	-
Darpin	-	-	(50.0)	-	-	-	-	-	-	-
Merck license agreement	-	-	(250.0)	-	-	-	-	-	-	-
Other	-	-	(28.7)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(58.5)	(37.7)	-	0.5	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(52.9)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(70.3)	-	-
Amortization of bridge loan commitment fees	-	-	-	-	-	-	-	-	263.0	-
Abandonment of a surgical product line acquired in the Allergan acquisition	-	-	-	-	-	-	(229.6)	-	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(192.1)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(300.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(61.9)	-	-	-
Interest rate lock impact	-	-	-	-	-	-	-	-	(31.0)	-
Litigation settlement related charges	-	-	-	-	(31.1)	-	-	-	-	-
Other adjustments	(3.8)	(0.1)	0.2	1.7	(9.1)	(5,443.7)	-	-	4.1	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,661.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	368.6

Non-GAAP Adjusted	$ 12,684.3	$ 1,460.2	$ 1,116.8	$ 2,539.6	$ 784.4	$ -	$ -	$ (1,253.0)	$ 2.3	$ 423.7

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three and twelve months ended December 31, 2016 and 2015:

				Table 4
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2016	2015	2016	2015

GAAP to Non-GAAP Performance net income calculation

	GAAP (loss) from continuing operations attributable to shareholders	$ (41.9)	$ (790.2)	$ (941.1)	$ (2,945.8)
	Adjusted for:
	Amortization	1,638.5	1,584.8	6,470.4	5,443.7
	Acquisition and licensing charges (1)	800.4	517.2	1,593.6	3,673.1
	Accretion and fair-value adjustments to contingent consideration	(143.5)	8.4	(64.2)	95.7
	Impairment/asset sales and related costs	456.0	282.9	748.9	783.6
	Non-recurring (gain) / losses	(9.5)	10.7	8.9	52.9
	Legal settlements	17.3	10.6	117.3	31.1
	Income taxes on items above and other income tax adjustments	(1,242.2)	(229.3)	(2,432.2)	(2,029.6)
	Non-GAAP performance net income attributable to shareholders	$ 1,475.1	$ 1,395.1	$ 5,501.6	$ 5,104.7

Diluted earnings per share

	Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (0.12)	$ (2.00)	$ (2.45)	$ (8.01)

	Non-GAAP performance net income per share attributable to shareholders	$ 3.90	$ 3.36	$ 13.51	$ 13.20

	Basic weighted average ordinary shares outstanding	356.8	394.2	384.9	367.8
	Effect of dilutive securities:
	Dilutive shares	21.8	21.5	22.3	18.8
	Diluted weighted average ordinary shares outstanding (2)	378.6	415.7	407.2	386.6

(1)	Includes stock-based compensation due to the Allergan, Forest and Warner Chilcott acquisitions as well as the valuation accounting impact in interest expense, net.
(2)	As of December 31, 2016, diluted share count was 356.6 million shares.

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three and twelve months ended December 31, 2016 and 2015 to adjusted EBITDA and adjusted operating income:

			Table 5
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP (loss) from continuing operations attributable to shareholders	$ (41.9)	$ (790.2)	$ (941.1)	$ (2,945.8)
Plus:
Interest expense	292.7	341.3	1,295.6	1,193.3
Interest income	(46.4)	(3.0)	(69.9)	(10.6)
(Benefit) for income taxes	(1,071.2)	(114.9)	(1,897.0)	(1,605.9)
Depreciation (includes accelerated depreciation)	38.2	33.6	152.7	129.6
Amortization	1,638.5	1,584.8	6,470.4	5,443.7
EBITDA	$ 809.9	$ 1,051.6	$ 5,010.7	$ 2,204.3
Adjusted for:
Acquisition and licensing and other charges	732.2	405.0	1,436.8	3,111.2
Impairment/asset sales and related costs	456.0	282.9	748.9	783.6
Non-recurring (gain) / losses	(9.5)	10.7	8.9	52.9
Legal settlements	17.3	10.6	117.3	31.1
Accretion and fair-value adjustments to contingent consideration	(143.5)	8.4	(64.2)	95.7
Share-based compensation including cash settlements	113.3	182.6	370.3	807.9
Adjusted EBITDA	$ 1,975.7	$ 1,951.8	$ 7,628.7	$ 7,086.7
Adjusted for:
Depreciation	(38.2)	(33.6)	(152.7)	(129.6)
Dividend income	(34.1)	-	(68.2)	-
Share-based compensation restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(34.7)	(50.9)	(162.5)	(175.7)
Adjusted Operating Income	$ 1,868.7	$ 1,867.3	$ 7,245.3	$ 6,781.4

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three and twelve months ended December 31, 2016 and 2015.

										Table 6
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015
(Unaudited; $ in millions)	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$ 1,570.9	$ 1,533.0	$ 753.2	$ 7.2	$ 3,864.3	$ 1,420.2	$ 1,534.7	$ 690.9	$ (38.9)	$ 3,606.9
Operating expenses:
Cost of sales(1)(2)	75.9	230.2	108.9	86.8	501.8	75.6	235.5	107.1	(9.2)	409.0
Selling and marketing	292.2	282.9	205.5	1.6	782.2	247.8	277.6	175.0	0.6	701.0
General and administrative	47.8	46.7	30.7	159.6	284.8	22.2	16.5	31.9	225.4	296.0
Segment contribution	$ 1,155.0	$ 973.2	$ 408.1	$ (240.8)	$ 2,295.5	$ 1,074.6	$ 1,005.1	$ 376.9	$ (255.7)	$ 2,200.9
Segment margin	73.5%	63.5%	54.2%	n.m.	59.4%	75.7%	65.5%	54.6%	n.m.	61.0%
Segment gross margin(3)	95.2%	85.0%	85.5%	n.m.	87.0%	94.7%	84.7%	84.5%	n.m.	88.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the three months ended December 31, 2015 of $43.6 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $41.1 million in the three months ended December 31, 2015.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

	Twelve Months Ended December 31, 2016					Twelve Months Ended December 31, 2015
(Unaudited; $ in millions)	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$ 5,811.7	$ 5,923.9	$ 2,881.3	$ (46.3)	$ 14,570.6	$ 4,309.8	$ 6,338.4	$ 2,187.3	$ (151.2)	$ 12,684.3
Operating expenses:
Cost of sales(1)(2)	290.9	879.8	418.2	215.8	1,804.7	235.8	909.5	350.9	(36.0)	1,460.2
Selling and marketing	1,137.0	1,185.7	788.2	7.6	3,118.5	772.8	1,194.7	569.2	2.9	2,539.6
General and administrative	174.2	174.9	117.2	496.9	963.2	68.3	105.3	107.6	503.2	784.4
Segment contribution	$ 4,209.6	$ 3,683.5	$ 1,557.7	$ (766.6)	$ 8,684.2	$ 3,232.9	$ 4,128.9	$ 1,159.6	$ (621.3)	$ 7,900.1
Segment margin	72.4%	62.2%	54.1%	n.m.	59.6%	75.0%	65.1%	53.0%	n.m.	62.3%
Segment gross margin(3)	95.0%	85.1%	85.5%	n.m.	87.6%	94.5%	85.7%	84.0%	n.m.	88.5%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the twelve months ended December 31, 2016 and 2015 of $80.0 million and $157.4 million, respectively, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $78.2 million and $146.9 million in the twelve months ended December 31, 2016 and 2015, respectively.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three and twelve months ended December 31, 2016 and 2015.

			Table 7
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2016	2015 (1)	Dollars	%

Total Eye Care	$ 660.1	$ 618.1	$ 42.0	6.8%
Restasis®	393.1	348.2	44.9	12.9%
Alphagan®/Combigan®	102.3	100.1	2.2	2.2%
Lumigan®/Ganfort®	86.0	94.8	(8.8)	(9.3)%
Ozurdex®	22.6	19.2	3.4	17.7%
Eye Drops	46.4	45.2	1.2	2.7%
Other Eye Care	9.7	10.6	(0.9)	(8.5)%
Total Medical Aesthetics	440.3	383.6	56.7	14.8%
Facial Aesthetics	333.0	269.9	63.1	23.4%
Botox® Cosmetics	199.4	169.0	30.4	18.0%
Fillers	121.6	97.7	23.9	24.5%
Kybella®	12.0	3.2	8.8	n.m.
Plastic Surgery	57.3	64.9	(7.6)	(11.7)%
Breast Implants	56.8	62.2	(5.4)	(8.7)%
Other Plastic Surgery	0.5	2.7	(2.2)	(81.5)%
Skin Care	50.0	48.8	1.2	2.5%
SkinMedica®	26.8	25.0	1.8	7.2%
Latisse®	23.2	23.8	(0.6)	(2.5)%
Total Medical Dermatology	114.3	106.5	7.8	7.3%
Aczone®	61.2	56.5	4.7	8.3%
Tazorac®	27.5	26.6	0.9	3.4%
Botox® Hyperhidrosis	16.3	17.0	(0.7)	(4.1)%
Other Medical Dermatology	9.3	6.4	2.9	45.3%
Total Neuroscience & Urology	342.5	301.7	40.8	13.5%
Botox® Therapeutics	313.5	274.0	39.5	14.4%
Rapaflo®	29.0	27.7	1.3	4.7%
Other Revenues	13.7	10.3	3.4	33.0%
Net revenues	$ 1,570.9	$ 1,420.2	$ 150.7	10.6%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Twelve Months Ended December 31,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Eye Care	$ 2,437.7	$ 1,831.3	$ 606.4	33.1%
Restasis®	1,419.5	999.6	419.9	42.0%
Alphagan®/Combigan®	376.6	285.0	91.6	32.1%
Lumigan®/Ganfort®	326.4	260.7	65.7	25.2%
Ozurdex®	84.4	56.1	28.3	50.4%
Eye Drops	186.5	177.0	9.5	5.4%
Other Eye Care	44.3	52.9	(8.6)	(16.3)%
Total Medical Aesthetics	1,622.9	1,145.0	477.9	41.7%
Facial Aesthetics	1,226.3	817.8	408.5	50.0%
Botox® Cosmetics	729.2	510.2	219.0	42.9%
Fillers	446.9	304.4	142.5	46.8%
Kybella®	50.2	3.2	47.0	n.m.
Plastic Surgery	210.4	187.4	23.0	12.3%
Breast Implants	206.0	175.0	31.0	17.7%
Other Plastic Surgery	4.4	12.4	(8.0)	(64.5)%
Skin Care	186.2	139.8	46.4	33.2%
SkinMedica®	108.3	76.6	31.7	41.4%
Latisse®	77.9	63.2	14.7	23.3%
Total Medical Dermatology	396.5	355.9	40.6	11.4%
Aczone®	217.3	170.8	46.5	27.2%
Tazorac®	95.5	92.3	3.2	3.5%
Botox® Hyperhidrosis	65.2	52.5	12.7	24.2%
Other Medical Dermatology	18.5	40.3	(21.8)	(54.1)%
Total Neuroscience & Urology	1,306.3	938.9	367.4	39.1%
Botox® Therapeutics	1,188.8	823.7	365.1	44.3%
Rapaflo®	116.6	115.2	1.4	1.2%
Other Neuroscience & Urology	0.9	-	0.9	n.a.
Other Revenues	48.3	38.7	9.6	24.8%
Net revenues	$ 5,811.7	$ 4,309.8	$ 1,501.9	34.8%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three and twelve months ended December 31, 2016 and 2015.

			Table 8

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2016	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 339.0	$ 356.0	(17.0)	(4.8)%
Namenda XR®	141.1	189.5	(48.4)	(25.5)%
Namzaric®	19.5	7.9	11.6	146.8%
Viibryd®/Fetzima®	89.7	82.8	6.9	8.3%
Vraylar™	43.2	-	43.2	n.a.
Saphris®	43.2	52.4	(9.2)	(17.6)%
Namenda® IR	2.3	23.4	(21.1)	(90.2)%
Total Gastrointestinal (GI)	444.0	436.9	7.1	1.6%
Linzess®	173.6	129.7	43.9	33.8%
Asacol®/Delzicol®	62.9	145.1	(82.2)	(56.7)%
Carafate®/Sulcrate®	61.3	59.7	1.6	2.7%
Zenpep®	55.6	45.9	9.7	21.1%
Canasa®/Salofalk®	43.7	34.9	8.8	25.2%
Viberzi®	38.0	12.3	25.7	n.m.
Other GI	8.9	9.3	(0.4)	(4.3)%
Total Women's Health	314.5	281.3	33.2	11.8%
Lo Loestrin®	107.5	94.8	12.7	13.4%
Estrace® Cream	103.0	96.8	6.2	6.4%
Minastrin® 24	78.4	77.1	1.3	1.7%
Liletta®	8.3	4.1	4.2	102.4%
Other Women's Health	17.3	8.5	8.8	103.5%
Total Anti-Infectives	58.0	50.5	7.5	14.9%
Teflaro®	31.7	32.3	(0.6)	(1.9)%
Dalvance®	12.6	5.5	7.1	129.1%
Avycaz®	9.2	9.7	(0.5)	(5.2)%
Other Anti-Infectives	4.5	3.0	1.5	50.0%
Diversified Brands	327.8	381.5	(53.7)	(14.1)%
Bystolic® /Byvalson®	159.8	168.7	(8.9)	(5.3)%
Armour Thyroid	44.7	41.9	2.8	6.7%
Savella®	29.1	25.8	3.3	12.8%
Lexapro®	15.8	18.0	(2.2)	(12.2)%
Enablex®	2.4	17.7	(15.3)	(86.4)%
PacPharma	2.3	25.5	(23.2)	(91.0)%
Other Diversified Brands	73.7	83.9	(10.2)	(12.2)%
Other Revenues	49.7	28.5	21.2	74.4%
Net revenues	$ 1,533.0	$ 1,534.7	$ (1.7)	(0.1)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Twelve Months Ended December 31,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 1,303.6	$ 1,841.1	(537.5)	(29.2)%
Namenda XR®	627.6	759.3	(131.7)	(17.3)%
Namzaric®	57.5	11.2	46.3	n.m.
Viibryd®/Fetzima®	342.3	327.6	14.7	4.5%
Saphris®	166.8	186.7	(19.9)	(10.7)%
Vraylar™	94.3	-	94.3	n.a.
Namenda® IR	15.1	556.3	(541.2)	(97.3)%
Total Gastrointestinal (GI)	1,721.0	1,575.3	145.7	9.2%
Linzess®	625.6	454.8	170.8	37.6%
Asacol®/Delzicol®	360.8	552.9	(192.1)	(34.7)%
Carafate®/Sulcrate®	229.0	213.1	15.9	7.5%
Zenpep®	200.7	167.4	33.3	19.9%
Canasa®/Salofalk®	178.7	137.1	41.6	30.3%
Viberzi®	93.3	12.3	81.0	n.m.
Other GI	32.9	37.7	(4.8)	(12.7)%
Total Women's Health	1,179.6	998.0	181.6	18.2%
Lo Loestrin®	403.5	346.5	57.0	16.5%
Estrace® Cream	379.4	326.2	53.2	16.3%
Minastrin® 24	325.9	272.4	53.5	19.6%
Liletta®	23.3	14.8	8.5	57.4%
Other Women's Health	47.5	38.1	9.4	24.7%
Total Anti-Infectives	225.1	188.8	36.3	19.2%
Teflaro®	133.6	137.6	(4.0)	(2.9)%
Dalvance®	39.3	16.8	22.5	133.9%
Avycaz®	36.1	22.6	13.5	59.7%
Other Anti-Infectives	16.1	11.8	4.3	36.4%
Diversified Brands	1,366.6	1,649.2	(282.6)	(17.1)%
Bystolic® /Byvalson®	638.8	644.8	(6.0)	(0.9)%
Armour Thyroid	166.5	130.8	35.7	27.3%
Savella®	103.2	106.4	(3.2)	(3.0)%
Lexapro®	66.6	71.6	(5.0)	(7.0)%
Enablex®	17.1	69.2	(52.1)	(75.3)%
PacPharma	52.0	82.1	(30.1)	(36.7)%
Other Diversified Brands	322.4	544.3	(221.9)	(40.8)%
Other Revenues	128.0	86.0	42.0	48.8%
Net revenues	$ 5,923.9	$ 6,338.4	$ (414.5)	(6.5)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three and twelve months ended December 31, 2016 and 2015.

			Table 9

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 315.0	$ 295.0	$ 20.0	6.8%
Lumigan®/Ganfort®	92.5	93.7	(1.2)	(1.3)%
Alphagan®/Combigan®	42.0	38.7	3.3	8.5%
Ozurdex®	48.8	39.6	9.2	23.2%
Optive®	26.2	25.0	1.2	4.8%
Other Eye Drops	43.1	44.2	(1.1)	(2.5)%
Restasis®	18.3	16.4	1.9	11.6%
Other Eye Care	44.1	37.4	6.7	17.9%
Total Medical Aesthetics	284.6	246.4	38.2	15.5%
Facial Aesthetics	244.0	203.4	40.6	20.0%
Botox® Cosmetics	127.1	115.4	11.7	10.1%
Fillers	116.2	88.0	28.2	32.0%
Belkyra® (Kybella®)	0.7	-	0.7	n.a.
Plastic Surgery	37.8	40.0	(2.2)	(5.5)%
Breast Implants	37.4	39.9	(2.5)	(6.3)%
Earfold™	0.4	0.1	0.3	n.m.
Skin Care	2.8	3.0	(0.2)	(6.7)%
Botox® Therapeutics and Other	138.3	132.2	6.1	4.6%
Botox® Therapeutics	83.0	75.6	7.4	9.8%
Asacol®/Delzicol®	13.2	17.7	(4.5)	(25.4)%
Constella®	4.6	1.6	3.0	187.5%
Other Products	37.5	37.3	0.2	0.5%
Other Revenues	15.3	17.3	(2.0)	(11.6)%
Net revenues	$ 753.2	$ 690.9	$ 62.3	9.0%

	Twelve Months Ended December 31,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 1,219.4	$ 918.7	$ 300.7	32.7%
Lumigan®/Ganfort®	361.7	283.4	78.3	27.6%
Alphagan®/Combigan®	169.3	126.1	43.2	34.3%
Ozurdex®	179.0	112.3	66.7	59.4%
Optive®	101.9	76.9	25.0	32.5%
Other Eye Drops	174.3	143.7	30.6	21.3%
Restasis®	68.0	48.2	19.8	41.1%
Other Eye Care	165.2	128.1	37.1	29.0%
Total Medical Aesthetics	1,064.6	756.3	308.3	40.8%
Facial Aesthetics	902.7	619.8	282.9	45.6%
Botox® Cosmetics	480.0	350.3	129.7	37.0%
Fillers	420.4	269.5	150.9	56.0%
Belkyra® (Kybella®)	2.3	-	2.3	n.a.
Plastic Surgery	150.7	125.6	25.1	20.0%
Breast Implants	149.9	125.5	24.4	19.4%
Earfold™	0.8	0.1	0.7	n.m.
Skin Care	11.2	10.9	0.3	2.8%
Botox® Therapeutics and Other	537.3	453.7	83.6	18.4%
Botox® Therapeutics	323.0	234.1	88.9	38.0%
Asacol®/Delzicol®	53.7	65.5	(11.8)	(18.0)%
Constella®	17.3	4.5	12.8	n.m.
Other Products	143.3	149.6	(6.3)	(4.2)%
Other Revenues	60.0	58.6	1.4	2.4%
Net revenues	$ 2,881.3	$ 2,187.3	$ 694.0	31.7%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the year ending December 31, 2017:
		Table 10

in millions (except per share amounts)	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$ (322.0)	$ (155.0)
Adjusted for:
Amortization	6,900.0	6,900.0
Acquisition and licensing charges	610.0	610.0
Accretion and fair-value adjustments to contingent consideration	45.0	45.0
Impairment/asset sales and related costs	60.0	60.0
Non-recurring (gain) / losses	-	-
Legal settlements	-	-
Income taxes on items above and other income tax adjustments	(1,668.0)	(1,658.0)
Non-GAAP performance net income attributable to shareholders	5,625.0	5,802.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (0.97)	$ (0.47)

Non-GAAP performance diluted net income per share attributable to shareholders	$ 15.80	$ 16.30

Basic weighted average ordinary shares outstanding	333	333
Effect of dilutive securities:
Dilutive shares	23	23
Diluted weighted average ordinary shares outstanding	356	356

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558